Exhibit 5.1

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Milan

November 9, 2021

Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, PA 19067

Re: Smart Sand, Inc. – Continuous Equity Offering of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Smart Sand, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale to or through Jefferies LLC in its capacity as sales agent from time to time of (i) shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) having an aggregate gross sales price of up to $25,000,000 by the Company (the “Company Shares”), and (ii) up to 10,920,445 shares of Common Stock by Clearlake Capital Partners II (Master), L.P. (the “Selling Stockholder” and such shares, together with the Company Shares, the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2021 (Registration No. 333-333-251915) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (“DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Open Market Sales Agreement filed as an exhibit to the Company’s Quarterly Report on Form 10-Q dated November 9, 2021, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q dated November 9, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins, LLP